EXHIBIT 99

FROM:	DDi Corp.
1220 Simon Circle
Anaheim, CA 92806

CONTACT:	The MWW Group
Kimberly Storin
212-704-9727
kstorin@mww.com

For Immediate Release

DDI CORP. REPORTS THIRD QUARTER AND FIRST NINE

MONTH RESULTS

Company’s Third Quarter Revenues Increase 6% from Second Quarter;

Financial Restructuring On Track

ANAHEIM, CA – November 14, 2003 – DDi Corp. (OTCBB: DDICQ.OB), a leading provider of time-critical, technologically advanced interconnect services for the electronics industry, today announced financial results for the third quarter and nine months ended September 30, 2003.

“We are very pleased to see strength returning to the North American PCB industry,” commented Bruce McMaster, President and Chief Executive Officer of DDi. “Our bookings increased during the quarter, a trend we have seen continue through October 2003. This increase is a positive indicator of improvement in end-market demand as well as the market’s continued recognition of DDi’s leading-edge technological capabilities and unsurpassed level of customer service.”

Third Quarter Operating Results

The Company reported net sales for the third quarter of 2003 of $59.4 million, a decrease of $0.9 million, or 1%, compared with net sales of $60.3 million for the third quarter of 2002. The decrease in net sales from the third quarter of 2002 is primarily attributable to the sale or closure of several non-core operations in the fourth quarter of 2002 and in the second quarter of 2003, reducing sales by approximately $2.4 million. To a lesser extent, net sales decreased as a result of the Company’s decision to be more selective in accepting orders, based upon expected margin opportunities. The Company’s acquisition of Kamtronics Limited in October 2002, now known as DDi International, mitigated the above-referenced factors causing the decrease, contributing roughly $5 million to net sales in the third quarter of 2003. DDi International is the Company’s U.K.-based business that procures offshore, volume production services for PCB customers throughout Europe. Despite increased selectivity in pursuing new business opportunities, net sales for the third quarter of 2003 increased 6% from $56.2 million recorded in the second quarter of 2003.

Gross profit for the third quarter of 2003 was $6.6 million, an increase of $0.2 million, or 3%, compared with gross profit of $6.4 million for the comparable period in 2002. Gross profit was 11% of net sales in each period.

Sales and marketing expenses decreased 20% to $4.2 million (7% of net sales) for the third quarter of 2003, from $5.3 million (8% of net sales) for the same period in 2002. This favorable expense trend reflects the Company’s continued cost control efforts. General and administration expenses increased 5% to $4.2 million (7% of net sales) for the third quarter of 2003, from $4.0 million (6% of net sales) for the same period in 2002. This increase was attributable to the acquisition of Kamtronics Limited in the fourth quarter of 2002, mitigated by the Company’s continued cost control efforts.

“We are pleased with the success that we have had in implementing the operational improvements that we put in place during this year,” added McMaster. “These efforts have assisted us in improving our operating leverage. Further, enhancements to our information systems made over the course of 2003 have enabled us to more effectively identify customer opportunities to better utilize our core competencies. We believe that these improvements have allowed us to improve capacity planning and the allocation of work amongst our facilities. Reflecting our commitment to meet and exceed customer expectations, we are prepared to increase manufacturing headcount, as appropriate, to meet demand. In fact, we have strategically added to staffing during the third quarter.”

In the third quarter of 2003, DDi incurred reorganization charges totaling $6.6 million ($2.3 million of reorganization charges and $4.3 million of reorganization proceeding expenses) in connection with the Company’s ongoing financial restructuring. In the same period, the Company recognized a non-cash credit of $0.8 million resulting principally from a reduction in estimated net lease exit costs recorded as part of its operational restructuring initiatives undertaken in 2002. Additionally, the Company recorded a non-cash charge of $0.4 million as an impairment of goodwill, in connection with acquisition related costs incurred in the third quarter of 2003.

Net interest expense for the third quarter of 2003 was $4.4 million, a decrease of $1.8 million compared with net interest expense of $6.2 million for the like period in 2002. The decrease in net interest expense is due principally to the cessation of periodic interest charges on the Company’s 5.25% and 6.25% Convertible Subordinated Notes since August 20, 2003 (the date of the filing of the DDi Corp. and DDi Capital Corp. voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code).

In the third quarter of 2003, the Company recorded a foreign income tax benefit of $0.3 million, net of valuation allowances applied to the U.S. deferred tax asset recorded for the quarter. Such allowances were based upon management’s expectation that U.S. federal and state deferred tax assets would not likely be realized.

On the basis of GAAP, the Company reported a net loss of $12.2 million, or $(0.25) per share, for the third quarter of 2003, compared to a net loss of $23.4 million, or $(0.48) per share, for the third quarter of 2002. The reduction in the net loss primarily reflects a reduction in non-cash charges, consisting principally of goodwill impairments in 2002.

DDi reported an adjusted net loss of $4.0 million, or $(0.08) per diluted share, for the third quarter of 2003, as compared to an adjusted net loss of $5.5 million, or $(0.11) per diluted share, for the comparable period of 2002. The decrease in adjusted net loss is largely due to reduction in net interest expense, reduction in sales and marketing expenses, and the improvements in gross profit. For a complete reconciliation of the differences between the adjusted net loss and the net loss based upon GAAP, see the disclosure in the attached Condensed Consolidated Statements of Operations under the caption “Supplemental Financial Information.”

Nine Months Ended September 2003 Results

For the nine months ended September 30, 2003, net sales were $177.3 million, compared to $184.9 million for the comparable period of 2002. The decrease in net sales from the nine months ended September 30, 2002 is primarily attributable to the disposition of several non-core operations commencing in the latter part of 2002, reducing sales by approximately $19.7 million, and weakness in end market demand through the first half of 2003. These factors were largely offset by the acquisition of Kamtronics Limited, which contributed approximately $14 million in revenue in the first nine months of 2003.

On the basis of GAAP, gross profit for the nine-month period ended September 30, 2003 was $13.0 million, compared to $15.5 million for the same period in 2002. Gross profit excluding restructuring-related inventory impairments was $14.7 million, compared to $18.9 million for the first nine months of 2002. The decline in gross profit resulted principally from the softness in end-market demand.

Sales and marketing expenses decreased 23% to $13.6 million (7% of net sales) for the first nine months of 2003, from $17.7 million (9% of net sales) for the same period in 2002. This favorable expense trend is largely due to the Company’s continued cost control efforts and, to a lesser extent, due to the decrease in net sales. General and administration expenses decreased 3% to $12.5 million (7% of net sales) for the first nine months of 2003, from $12.9 million (7% of net sales) for the same period in 2002. This favorable expense trend reflects the Company’s continued cost control efforts partially offset by the acquisition of Kamtronics Limited in the fourth quarter of 2002.

On the basis of GAAP, DDi reported a net loss of $52.1 million, or $(1.06) per share, for the first nine months of 2003, compared to a net loss of $114.9 million, or $(2.39) per share, for the same period in 2002. The reduction in the net loss primarily reflects a reduction in non-cash charges, consisting principally of goodwill impairments.

The Company reported an adjusted net loss of $17.9 million, or $(0.36) per share, for the first nine months of 2003, compared to an adjusted net loss of $17.6 million, or $(0.37) per share, for the same period in 2002. The increase in adjusted net loss is due largely to the decrease in gross profit (excluding restructuring-related inventory impairments), nearly offset by a reduction in sales and marketing expenses. For a complete reconciliation of the differences between the adjusted net loss and the net loss based upon GAAP, see the disclosure in the attached Condensed Consolidated Statements of Operations under the caption “Supplemental Financial Information.”

Liquidity

DDi Corp. and DDi Capital Corp. filed for bankruptcy on August 20, 2003 to facilitate a restructuring of the debt owed by DDi Corp. under its 5.25% and 6.25% convertible subordinated notes and DDi Capital under its 12.5% senior discount notes through a pre-arranged reorganization. In addition, the Company is in the process of restructuring the debt owed to its senior lenders outside of such bankruptcy. Reference is made to the Company’s August 20, 2003 press release for a more detailed description of such indebtedness and the pre-arranged reorganization. Pending the above-referenced restructuring initiatives, the Company classified the entire loan principal of $65.9 million relating to the Dynamic Details Incorporated senior debt as a current obligation. In addition, the Company has classified the entire aggregate principal balances under the DDi Corp. 5.25% and 6.25% convertible subordinated notes and the DDi Capital 12.5% senior discount notes ($216.1 million), as well as the recorded accrued interest payable thereunder ($12.5 million), as liabilities subject to compromise in the accompanying condensed consolidated balance sheet as of September 30, 2003.

DDi Europe maintains a separate European debt facility made up of £18.5 million ($30.8 million) in term loans and a working capital facility having a maximum borrowing limit of £10.0 million ($16.7 million) for its European operations. Any amounts drawn under the working capital facility are repayable upon demand by the lender. Currently, the term loan is fully drawn.

Based upon current and expected market conditions for the DDi Europe operations, the European lender has stated its desire that DDi Europe not draw down more than £7.0 million ($11.7 million) of the working capital facility. As of September 30, 2003, an aggregate of £5.9 million, or $9.8 million, was outstanding under the DDi Europe working capital facility. Due to persistent softened economic conditions in Europe, the drawn balance under the revolving line of credit has grown during 2003. The Company believes that unless the European debt facility is restructured, or business trends change, DDi Europe may exceed the £7.0 million ($11.7 million) overdraft limit on its working capital facility and thereby default under such facility within the next 90 days.

If the European lender demands payment of the entire drawn balance of the working capital facility, funds would not be available for such payment from either the Company or DDi Europe. Failure to make such payment could give rise to a default of the European debt facility. Under such circumstances, the European lender will then have the ability to accelerate the term loans and amounts outstanding under the revolver and exercise all of their remedies with respect to such debt. Accordingly, the Company has elected to classify as a current liability the entire amount of principal of $23.8 million outstanding under that credit facility in the accompanying condensed consolidated balance sheet as of September 30, 2003. Management is negotiating with the European lender in an effort to restructure that credit facility. Although there can be no assurance that management’s efforts to restructure the debt will be successful, if management’s efforts are successful, then the Company will reclassify the debt accordingly.

As of September 30, 2003, total cash, cash equivalents and marketable securities were $14.3 million (including $7.5 million in restricted funds). Net funds usage during the third quarter of 2003 was $9.8 million, resulting primarily from the funding of DDi’s financial and operational restructuring initiatives. Excluding such costs, the balance of total cash, cash equivalents and investments would have remained flat during the third quarter of 2003.

McMaster continued, “Our operational improvements have been instrumental in meeting our objective of limiting net cash usage to restructuring and reorganization-related activities, in accordance with our business plans. On August 20, 2003 we previously disclosed that we expected to complete the Chapter 11 restructuring process, including restructuring our senior U.S. debt outside of the Chapter 11 process, within 90 to 120 days. We remain on track and expect to emerge with the liquidity necessary to implement our business plans, based upon our planned capital structure.”

About DDi Corp.

DDi is a leading provider of time-critical, technologically advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer fabrication and assembly services to customers on a global basis, from its facilities located across North America and in England.

Except for historical information contained in this release, statements in this release, including those of Mr. McMaster, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, other data available from third parties, our ability to maintain normal business operations and the expected timing of emergence from bankruptcy, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed elsewhere in our quarterly, annual and current reports that we file with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or our subsidiaries to differ materially from those discussed in forward-looking statements include: risks associated with confirmation of our plan of reorganization and the implementation of the consensual restructuring contemplated therein; our ability to continue as a going concern; our ability to obtain court approval with respect to motions in the Chapter 11 proceeding, risks associated with third parties seeking to propose and confirm one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with the termination of the support agreements with our senior lenders and convertible subordinated note holders; our ability to maintain contracts that are critical to our operations; the potential adverse impact of the Chapter 11 cases on our liquidity or results of operations; changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the electronics industry; risks related to sustaining our European operations; our ability to sustain historical margins as the industry develops; increased competition; increased costs; our ability to retain key members of management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators; and other factors identified from time to time in our filings with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

DDi Corp.

(Debtor-in-Possession)

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,773	$28,934
Marketable securities—available for sale	—	115
Cash, cash equivalents and marketable securities—restricted	—	6,250
Accounts receivable, net	39,989	41,986
Inventories	24,915	28,240
Prepaid expenses and other	4,426	3,963

Total current assets	76,103	109,488

Property, plant and equipment, net	73,399	83,139
Debt issuance costs, net	9,248	10,141
Goodwill	14,280	13,982
Cash, cash equivalents and marketable securities—restricted	7,500	3,142
Other	868	1,300

Total Assets	$181,398	$221,192

Liabilities and Stockholders’ Deficit
Liabilities not subject to compromise
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$90,985	$275,137
Revolving credit facilities	9,833	4,246
Accounts payable	26,791	27,457
Accrued expenses and other	26,647	28,093
Income tax payable	766	68

Total current liabilities	155,022	335,001

Long-term debt and capital lease obligations	1,608	38,509
Deferred tax liability	492	2,464
Notes payable and other	5,740	9,078

Total liabilities not subject to compromise	162,862	385,052

Liabilities subject to compromise	228,557	—

Total liabilities	391,419	385,052

Stockholders’ deficit:
Common stock, additional paid-in-capital and other	541,659	541,648
Accumulated other comprehensive loss	2,748	(3,215)
Accumulated deficit	(754,428)	(702,293)

Total stockholders’ deficit	(210,021)	(163,860)

Total Liabilities and Stockholders’ Deficit	$181,398	$221,192

DDi Corp.

(Debtor-in-Possession)

Condensed Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

Amounts in 000’s

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net sales	$59,445	$60,349	$177,329	$184,949
Cost of goods sold	52,864	53,919	162,588	166,000
Restructuring related inventory impairment	—	—	1,736	3,465

Gross profit	6,581	6,430	13,005	15,484

Operating expenses:
Sales and marketing	4,233	5,267	13,634	17,676
General and administration	4,180	3,989	12,539	12,940
Goodwill impairment	427	12,000	2,427	72,000
Restructuring and other related charges	(800)	9,051	2,995	23,485
Reorganization charges	2,257	—	8,285	—

Operating loss	(3,716)	(23,877)	(26,875)	(110,617)

Loss on interest rate swap termination	—	—	5,621	—
Interest expense (net) and other expense (net)	4,427	6,218	16,688	15,968

Loss before reorganization proceeding expenses and income taxes	(8,143)	(30,095)	(49,184)	(126,585)
Reorganization proceeding expenses	4,299	—	4,299	—

Loss before income taxes	(12,442)	(30,095)	(53,483)	(126,585)
Income tax benefit	267	6,738	1,343	11,668

Net loss	$(12,175)	$(23,357)	$(52,140)	$(114,917)

Basic net loss per share—GAAP Basis	$(0.25)	$(0.48)	$(1.06)	$(2.39)
Diluted net loss per share—GAAP Basis	$(0.25)	$(0.48)	$(1.06)	$(2.39)
Weighted average basic shares outstanding	49,526	48,340	49,319	48,106
Weighted average diluted shares outstanding	49,526	48,340	49,319	48,106

Supplemental Financial Information
	2003	2002	2003	2002
Adjusted EBITDA **	$2,870	$1,769	$2,692	$3,716

Interest expense (net)	4,427	6,218	16,688	15,968
Depreciation	4,702	4,595	14,124	15,383
Restructuring, reorganization and reorganization proceeding charges	5,756	9,051	17,315	26,950
Loss on interest rate swap termination	—	—	5,621	—
Goodwill impairment	427	12,000	2,427	72,000
Income tax benefit	(267)	(6,738)	(1,343)	(11,668)

Net loss	(12,175)	(23,357)	(52,140)	(114,917)

Adjustments, net of tax:
Restructuring, reorganization, and reorganization proceeding charges	5,672	5,883	16,841	17,517
Goodwill impairment	427	12,000	2,427	72,000
Loss on interest rate swap termination	—	—	5,621	—
Debt retirement expense (benefit), net of tax	—	—	—	(920)
Tax valuation and other tax charges	2,203	—	9,499	8,700

Total adjustments	8,302	17,883	34,388	97,297

Adjusted net loss	$(3,873)	$(5,474)	$(17,752)	$(17,620)

Basic adjusted net loss per share	$(0.08)	$(0.11)	$(0.36)	$(0.37)
Diluted adjusted net loss per share	$(0.08)	$(0.11)	$(0.36)	$(0.37)
Weighted average basic shares outstanding	49,526	48,340	49,319	48,106
Weighted average diluted shares outstanding	49,526	48,340	49,319	48,106

**	Earnings before income taxes, depreciation, amortization, net interest expense, restructuring and reorganization charges